EXHIBIT 5.1


                                    October 4, 1995

                                                             File No. 03-020-018


Comarco, Inc.
22800 Savi Ranch Parkway
Suite 214
Yorba Linda, California  92808

Ladies and Gentlemen:

     You have requested our opinion with respect to 350,000 shares of the Common Stock (the "Shares") of Comarco, Inc., a California corporation (the "Company"), which Shares are to be issued upon the exercise of stock options (the "Options") to be granted pursuant to the terms of the Company's 1995 Employee Stock Option Plan (the "Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have examined the Company's Restated Articles of Incorporation, Bylaws and the Plan. We have also examined the records of corporate proceedings taken in connection with the adoption of the Plan.

     Based upon the foregoing examinations and upon the applicable laws, we are of the opinion that the shares of Common Stock, when offered, sold and paid for pursuant to the exercise of options granted under the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,

                                                RIORDAN & McKINZIE

73523.1